EXHIBIT 4.8
                                 PROMISSORY NOTE


$ 10,600.00                                               Date: August 28, 2000


For value received, the undersigned MariCulture Systems, Inc., a Florida Corporation, (hereinafter the "Borrower"), at Post Office Box 968, Lake Stevens, Washington 98258-0968, promises to pay to the order of Elaine Louise Meilahn, (the "Lender"), at 7219 196th Street SW, Apartment #C-3, Lynnwood, Washington 98036-4402, (or at such other place as the Lender may designate in writing) the sum of $10,600.00 with interest calculated separately on the unpaid principle of each individual loan dating from each individual date of inception, at the rate of Twelve percent (12%) per annum.

The individual loans that have been made to the Borrower are itemized as follows:

$ 600.00 on 03/20/2000      $5,000.00 on 06/01/2000     $5,000.00 on 08/28/2000

The unpaid principal and accrued interest shall be payable, in whole or in part, on demand on any future date at which the Lender demands repayment (the "Due Date").

All payments on this Note shall be applied first in payment of accrued interest and any remainder in payment of principal.

The Borrower reserves the right to prepay this Note (in whole or in part) prior to the Due Date with no prepayment penalty.

If any payment obligation under this Note is not paid when due, the Borrower agrees to pay all costs of collection, including reasonable attorney fees, whether or not a lawsuit is commenced as part of the collection process.

If any one or more of the provisions of this Note are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.

All payments of principal and interest on this Note shall be paid in the legal currency of the United States. The Borrower waives presentment for payment, protest, and notice of protest and nonpayment of this Note.

No renewal or extension of this Note, delay in enforcing any right of the Lender under this Note, or assignment by Lender of this Note shall affect the liability or the obligations of the Borrower. All rights of the Lender under this Note are cumulative and may be exercised concurrently or consecutively at the Lender's option.

This Note shall be construed in accordance with the laws of the State of Washington.

Signed this 28th day of August, 2000, at Lake Stevens, Washington, 98258.

Borrower:
MariCulture Systems, Inc.


/s/ David E. Meilahn
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By: David E. Meilahn, its President